UNITED STATES
SECURITY AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ______ )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12

TANGER FACTORY OUTLET CENTERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tanger Factory Outlet Centers, Inc.
2020 Annual Shareholders' Meeting to be Virtual
to accommodate health and travel impacts from the COVID-19 pandemic

GREENSBORO, N.C., April 22, 2020  -- Tanger Factory Outlet Centers, Inc. (NYSE: SKT) today announced that its Annual Meeting of Shareholders (the “Annual Meeting”) on May 15, 2020, will be held virtually to protect the health and well-being of attendees, and accommodate travel and stay-at-home restrictions in place due to the COVID-19 pandemic. As previously announced, the meeting will commence at 10:00 a.m. (EDT) on May 15, and online access information is detailed below. There will no longer be any in-person participation at the Annual Meeting.

Shareholders will be able to vote their shares electronically and submit questions during the meeting through the virtual meeting's chat function. Tanger encourages shareholders to submit their proxies in advance of the Annual Meeting using one of the available methods described in the proxy materials.
Shareholders can access the meeting online at the following link:  www.meetingcenter.io/287143514. Only authenticated shareholders as of the record date of March 18, 2020 will be allowed to participate. To login to the meeting, shareholders will be required to have a control number and password. The password for the meeting is SKT2020. For shareholders of record, the control number can be found on the proxy card or notice of the availability of proxy materials, or email providing notice of the meeting that the shareholder previously received from the Company's transfer agent, Computershare.

Beneficial owners holding shares in "street name" through an intermediary, such as a bank or broker, must register in advance to attend the Annual Meeting online. To register, beneficial owners must request a legal proxy with respect to their Tanger common shares from their bank, broker or other nominee. Beneficial holders must then forward the email from their bank or broker containing their legal proxy, or otherwise attach an image of their legal proxy, to legalproxy@computershare.com, along with their name and email address. Requests for registration should be labeled as "Legal Proxy" and be received no later than 5:00 p.m. (EDT) on May 8, 2020. Beneficial owners will receive a confirmation email from Computershare of their registration.

The Company currently intends to return to an in-person shareholder meeting format in the future.

The proxy card included with the proxy materials previously distributed will not be updated to reflect the change to a virtual-only meeting and may continue to be used to vote shares in connection with the Annual Meeting.

About Tanger Factory Outlet Centers, Inc.
Tanger Factory Outlet Centers, Inc. (NYSE: SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 39 upscale outlet shopping centers. Tanger's operating properties are located in 20 states and in Canada, totaling approximately 14.3 million square feet, leased to over 2,800 stores which are operated by more than 510 different brand name companies. The Company has more than 39 years of experience in the outlet industry. Tanger Outlet Centers continue to attract more than 181 million visitors annually. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the Company's website at www.tangeroutlets.com.

Investor Contact Information

Cyndi Holt	Jim Williams
VP, Investor Relations	EVP & CFO
336-834-6892	336-834-6800
cyndi.holt@tangeroutlets.com	jim.williams@tangeroutlets.com

SUPPLEMENT TO NOTICE OF THE 2020 ANNUAL MEETING OF SHAREHOLDERS,
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
AND PROXY STATEMENT DATED APRIL 3, 2020 FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 15, 2020

To Registered Shareholders of Tanger Factory Outlet Centers, Inc.:

This supplement (the “Supplement”) provides updated information with respect to the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of Tanger Factory Outlet Centers, Inc. (“Tanger” or the “Company”) to be held on May 15, 2020. The Annual Meeting will be held virtually to protect the health and well-being of attendees and accommodate travel and stay-at-home restrictions in place due to the COVID-19 pandemic. As previously announced, the meeting will commence at 10:00 a.m. (EDT) on May 15, and online access information is detailed below. There will no longer be any in-person participation at the Annual Meeting.

Shareholders will be able to vote their shares electronically and submit questions during the meeting through the virtual meeting's chat function. Tanger encourages shareholders to submit their proxies in advance of the Annual Meeting using one of the available methods described in the proxy materials.

Shareholders can access the meeting online at the following link:  www.meetingcenter.io/287143514. Only authenticated shareholders as of the record date of March 18, 2020 will be allowed to participate. To login to the meeting, shareholders will be required to have a control number and password. The password for the meeting is SKT2020. For shareholders of record, the control number can be found on the proxy card or notice of the internet availability of proxy materials, or email providing notice of the meeting that the shareholder previously received from the Company's transfer agent, Computershare.

The Company currently intends to return to an in-person shareholder meeting format in the future.
The proxy card included with the proxy materials previously distributed will not be updated to reflect the change to a virtual only meeting and may continue to be used to vote your shares in connection with the Annual Meeting.

Respectfully,

Chad D. Perry
Executive Vice President,
General Counsel and Secretary